Exhibit 4.1

CERTIFICATE OF DESIGNATION
SERIES “A” CONVERTIBLE PREFERRED STOCK
PLATINUM RESEARCH ORGANIZATION, INC.

The undersigned Chief Executive Officer of Platinum Research Organization, Inc., a corporation currently organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the corporation is Platinum Research Organization, Inc. (the “Corporation”).

SECOND: The Board of Directors has approved the alteration of the share capital of the Corporation to create preferred stock with a par value $0.001 per share (“Preferred Stock”) and has approved the adoption of the Certificate of the Designation, Powers, Preferences and Rights of the Series “A” Cumulative Convertible Preferred Shares (the “Certificate of Designation”) of the Corporation and authorized the Certificate of Designation to be filed with the State of Delaware on redomestication of the Corporation, subject to stockholder approval.

THIRD: On April 12, 2007, at a Special Meeting of the Stockholders of the Corporation, the holders of the Common Stock will be asked to approve the alteration of the share capital of the Corporation which will include the creation of Preferred Shares and the redomestication of the Company from Nevada to Delaware.

NOW, THEREFORE, BE IT RESOLVED that the rights and restrictions attached to the Class “A” Preferred Shares are as follows::

Section 1. Number of Shares and Designation. This series of Preferred Shares shall be designated as shares of Series A Cumulative Mandatory Convertible Preferred Stock (liquidation preference $0.90 per share), par value $0.001 per share (the “Series “A” Preferred Shares”). The number Series “A” Preferred Shares authorized shall be 5,000,000.

Section 2. Definitions. For purposes of the Series “A” Preferred Shares, the following terms shall have the meanings indicated:

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series “A” Preferred Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation and a replacement of the majority of the Board of Directors as comprised according to the terms and conditions of the Contribution Agreement, or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers its assets, as an entirety or substantially as an entirety, to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (iv).

“Common Shares” shall mean the shares of Common Stock of the Corporation, par value $0.001 per share.

“Common Share Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Shares, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Shares.

“Constituent Person” shall have the meaning set forth in Section 7(f) hereof.

“Conversion Price” shall mean the conversion price per Common Share for which the Series “A” Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to Section 7 hereof. The initial conversion price shall be $0.18 per Common Share (equivalent to a conversion rate of five (5) Common Shares for each Series “A” Preferred Share).

“Current Market Price” of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the Corporation or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date which was a Trading Day. If the Current Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Current Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holders of a majority of the Series “A” Preferred Shares, with the costs of such appraisal to be borne by the Corporation.

“Discount Dividend Payment” shall have the meaning set forth in Section 7(b) hereof.

“Dividend Default” shall have the meaning set forth in Section 12 hereof.

“Dividend Payment Date” shall mean the 15th calendar day of January, April, July and October, in each year, commencing on April 15, 2007; provided, however, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date.

“Dividend Payment Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include October 14, 2011).

“Fair Market Value” shall mean the average of the daily Current Market Prices per Common Share during the twenty (20) consecutive Trading Days selected by the Corporation commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex” date with respect to the issuance or distribution requiring such computation. The term “ex date,” when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Issue Date” with respect to the Series “A” Preferred Shares shall mean the first date on which any of the Series “A” Preferred Shares are issued and sold.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of capital stock of the Corporation constituting junior stock within the meaning set forth in Section 10(c) hereof.

“Liquidation Event” means the actual liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary or a deemed liquidation event as a result of a merger, consolidation, reorganization, business combination or other change in control transaction involving the Corporation.

“Liquidation Preference” shall have the meaning set forth in Section 4(a) hereof.

“Mandatory Conversion Date” shall have the meaning set forth in Section 8(a) hereof.

“Maturity Date” shall have the meaning set forth in Section 9(a) hereof.

“Non-Electing Share” shall have the meaning set forth in Section 7(f) hereof.

“Parity Shares” shall be deemed to include all shares created now or in the future on a parity with the Series “A” Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series “A” Preferred Shares, if the holders of such class of stock or series and the Series “A” Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other.

“Person” shall mean any individual, firm, partnership, corporation, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Securities” shall have the meaning set forth in Section 7(e) hereof.

“Series “A” Preferred Shares” shall have the meaning set forth in Section 1 hereof.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of shares of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of capital stock ranking on a parity with the Series “A” Preferred Shares as to the payment of dividends are  placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series “A” Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” shall mean any day on which the securities in question are traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Shares are listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction” shall means the following without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Shares of the Corporation.

“Transfer Agent” means Resident Agents of Nevada, 711 S. Carson Street #4, Carson City, NV89701, or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent for the Series “A” Preferred Shares.

“Voting Preferred Shares” shall have the meaning set forth in Section 11 hereof.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Corporation.

Section 3. Dividends.

(a)          General Terms.

(i)                       Commencing on the date of the initial issuance (the “Issue Date”) of the Series “A” Preferred Shares the holders of record of shares of Series “A” Preferred Shares shall be entitled to receive, out of any assets at the time legally available therefore and as declared by the Board of Directors, dividends at the rate of ten percent (10%) of the stated Liquidation Preference Amount (as defined in Section 4 hereof) per share per annum (the “Dividend Payment”), subject to Sections 3(a)(ii), 3(a)(iii), and (7)(b)(iii) below, and as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(g). Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly, when, as and if authorized and declared by the Board of Directors, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date.

(ii)                    Dividends are cumulative from the most recent Dividend Payment Date to which dividends have been paid, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds legally available therefor. Each such dividend shall be payable in arrears to the holders of record of the Series “A” Preferred Shares, as they appear on the stock records of the Corporation at the close of business on the 15th calendar day of December, March, June and October, each year, commencing on April 15, 2007 (each a “Dividend Payment Record Date”). Accrued and unpaid dividends for any past Dividend Periods may be authorized and declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

(b)         Reduction of Dividend Rate on Certain Events.  Notwithstanding the terms and provisions of Section 3(a) hereof, the dividend rate will be reduced to a: (i) five percent (5%) dividend on the Corporation publicly announcing having entered into a commercial agreement(s) which in the sole opinion the of the independent directors of the Corporation will increase the Corporation’s aggregate net revenues forty million dollars ($40,000,000) or more over the life of the contract (the “Material Contract”); and (ii) two percent (2%) dividend if the Corporation achieves the Material Contract and records quarterly net revenues of one million dollars ($1,000,000) per quarter (the “Revenue Threshold”). Any dividend rate reduction will become effective the following quarter from achieving the Material Contract or Revenue Threshold and as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(g).

(c)          Dividend Payment in Cash or Common Shares. The Corporation may make the Dividend Payment in cash or in Common Shares, or both; provided, however, that the Corporation must pay the Dividend Payment in cash if, on the date of such Dividend Payment becomes payable, a registration statement providing for the resale of the Common Shares issuable as dividends on the Series “A” Preferred Shares is not then effective. Subject to the foregoing proviso, if the Corporation elects to pay any dividend in Common Shares, the number of Common Shares to be issued to the holder shall be an amount equal to the quotient of (i) the Dividend Payment divided by (ii) the VWAP. If the Corporation elects to pay any dividend in Common Shares, the Corporation will give the holders of record of shares of the Series “A” Preferred Shares ten (10) trading days notice prior to the date of the applicable Dividend Payment.  In the case of shares of Series “A” Preferred Shares outstanding for less than a full quarter, dividends shall be pro rated based on the portion of each quarter during which such shares are outstanding. Dividends on the Series “A” Preferred Shares shall be cumulative and shall accrue but are not payable until the Series “A” Preferred Shares are converted, redeemed or liquidated. Dividends on the Series “A” Preferred Shares are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Junior Shares. Such dividends shall accrue on each share of Series “A” Preferred Shares from day to day whether or not declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series “A” Preferred Shares at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Corporation ranking on a parity with the Series “A” Preferred Shares as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Shares.

(d)         Pro Rata Calculation. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series “A” Preferred Shares shall be computed on the basis of twelve 30-day months and a 360-day year. Holders of Series “A” Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein expressly provided, on the Series “A” Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series “A” Preferred Shares that may be in arrears. All dividend amounts set forth in this Section 3 shall be adjusted appropriately for any stock splits, stock dividends and the similar events described in Section 7(g).

(e)          Seniority.  So long as any Series “A” Preferred Shares are outstanding, no dividends, except as described in the this section, shall be authorized and declared or paid or set apart for payment, or other distribution of cash or other property declared or made directly by the Corporation or any person acting on behalf of the Corporation, on any series or class or classes of shares  for any period nor shall any such shares be redeemed, purchased or otherwise acquired through a sinking fund or otherwise for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for such shares), nor shall any payment or distribution of cash or other property be made for the benefit of any holder of Parity Shares, directly or indirectly, unless full cumulative dividends have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for such payment on the Series “A” Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon Series “A” Preferred Shares and all dividends authorized and declared upon any other series or class or classes of Parity Shares shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series “A” Preferred Shares and such Parity Shares.

Section 4. Liquidation Preference.

(a)          Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series “A” Preferred Shares shall be entitled to receive Ninety Cents ($0.90) per Series “A” Preferred

Share (the “Liquidation Preference”) plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holder; but such holders of Series “A” Preferred Shares shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series “A” Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series “A” Preferred Shares ratably in accordance with the respective amounts that would be payable on such Series “A” Preferred Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory share exchange and (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)         Remaining Assets.  After payment shall have been made in full to the holders of the Series “A” Preferred Shares, as provided in this Section 4, any series or class or classes of Junior Shares shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series “A” Preferred Shares shall not be entitled to share therein.

Section 5. Reservation of Shares

(a)          Reserved Amount.  On or prior to the Issue Date, the Corporation shall reserve 25,000,000 shares of its authorized but unissued Common Stock for issuance upon conversion of the Series “A” Preferred Shares (includes any Dividend payable thereon for the first year), and, thereafter, the number of authorized but unissued Common Shares so reserved (the “Reserved Amount”) shall at all times be sufficient to provide for the full conversion of all of the Series “A” Preferred Share (including any Dividend payable thereon) outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated among the holders of the Series “A” Preferred Shares.

(b)         Increases to Reserved Amount.  If the Reserved Amount for any five consecutive trading days (the last of such five trading days being the “Authorization Trigger Date”) shall be less than one hundred percent (100%) of the number of Common Shares issuable upon full conversion of the then outstanding shares of Series “A” Preferred Share, the Corporation shall immediately notify the holders of Series “A” Preferred Share of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional Common Shares) to increase the Reserved Amount to one hundred percent (100%) of the number of Common Shares then issuable upon full conversion (including any Dividend payable thereon) of all of the outstanding Series “A” Preferred Share at the then current Conversion Price.  In the event the Corporation fails to so increase the Reserved Amount within one hundred twenty (120) days after an Authorization Trigger Date, each holder of Series “A” Preferred Shares shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as set out in Section 9(d) hereof), a number of the holder’s shares of Series “A” Preferred Share such that, after giving effect to such redemption, the then unissued portion of such holder’s Reserved Amount is at least equal to one hundred percent (100%) of the total number of Common Shares issuable upon conversion (including any Dividend payable thereon) of such holder’s shares of Series “A” Preferred Share.  If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Section 9.

Section 6. Reclassification of Converted Shares. All Series “A” Preferred Shares which shall have been converted pursuant to Section 7 or 8 herein shall automatically be reclassified as Common Shares. The number of Common Shares issuable upon conversion shall be determined in accordance with Section 7 and 8, respectively.

Section 7. Conversion by Holders.  Holders of Series “A” Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

(a)          Right to Convert.  Subject to and upon compliance with the provisions of this Section 7, a holder of Series “A” Preferred Shares shall have the right, at his or her option, to convert such shares and any accrued but unpaid dividends into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference of such Series “A” Preferred Shares by the Conversion Price by surrendering such Series “A” Preferred Shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 7.

(b)         Mechanics to Exercise Conversion Rights.

(i)                       In order to exercise the conversion right, the holder of each Series “A” Preferred Share to be converted shall surrender the certificate representing such Series “A” Preferred Share, duly endorsed or assigned to the Corporation or in blank, at the office of the Corporation or the office of the Transfer Agent, accompanied by written notice to the Corporation that the holder thereof elects to convert such Series “A” Preferred Shares. Unless the Common Shares issuable on conversion are to be issued in the same name as the name in which such Series “A” Preferred Shares are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(ii)                    Holders of Series “A” Preferred Shares at the close of business on a Dividend Payment Record Date shall be entitled to receive the dividend payable on such Series “A” Preferred Shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Payment Record Date and prior to such Dividend Payment Date. However, Series “A” Preferred Shares surrendered for conversion during the period between the close of business on any Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such Series “A” Preferred Shares on such Dividend Payment Date. A holder of Series “A” Preferred Shares on a Dividend Payment Record Date who (or whose transferees) tenders any such Series “A” Preferred Shares for conversion into Common Shares on such Dividend Payment Date will receive the dividend payable by the Corporation on such Series “A” Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series “A” Preferred Shares for conversion.

(iii)                 Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Series “A” Preferred Shares or for dividends on the Common Shares issued upon such conversion.

(c)          No Fractional Shares.  No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series “A” Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series “A” Preferred Share, the Corporation shall pay to the holder of such Series “A” Preferred Share an amount in cash based upon the Current Market Price of Common Shares on the Trading Day immediately preceding the date of conversion. If more than one Series “A” Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series “A” Preferred Shares so surrendered.

(d)         Adjustment to Conversion Price.  The Conversion Price shall be adjusted under the following circumstances:

(i)                       Subsequent Equity Sales.  If the Corporation or any Subsidiary thereof, as applicable, at any time while this Series “A” Preferred Stock is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Share or Common Share Equivalents entitling any Person to acquire Common Shares, at an effective price per share less than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock Outstanding on the date of such Dilutive Issuance plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock Outstanding on the date of such Dilutive Issuance plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable in connection with such Dilutive Issuance) would purchase at such Conversion Price. The Corporation shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Share or Common Share Equivalents subject to this section, indicating therein the applicable issuance price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(d), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding the foregoing or any other provision herein to the contrary, no adjustment to the Conversion Price will be required as a result of any issuance by the Corporation of any Common Shares, or Common Share Equivalents (A) pursuant to any stock option plan, restricted stock plan or other compensatory plan or arrangement with any officer, director, employee or consultant of the Corporation or any affiliated entity, (B) pursuant to or in connection with any agreement or understanding in effect on or before the Issue Date, (C) pursuant to or in connection with any Transaction or (D) to any vendor, customer or other person or entity with which the Corporation has or is attempting to develop a business relationship.

(ii)                    Subsequent Rights Offerings. If the Corporation, at any time while the Series “A” Preferred Share is outstanding, shall issue rights, options or warrants to all holders of Common Share (and not to holders of Series “A” Preferred Shares) entitling them to subscribe for or purchase Common Shares at a price per share less than the Conversion Price at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock Outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such Conversion Price. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(iii)                 Calculations.  No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least $0.05 in such price; provided, however, that any adjustments that by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this Section 7, the Corporation shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 7 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this paragraph (e) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (e), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

(f)            Pro Rata Distribution.   If the Corporation shall distribute to holders of its Common Shares any shares of capital stock of the Corporation or of any subsidiary (other than Common Shares) or evidence of its indebtedness or assets (excluding cash dividends or distributions paid out of current or accumulated earnings) or rights, options or warrants to subscribe for or purchase any of its securities (excluding rights, options and warrants to subscribe for or purchase Common Shares, which rights, options and warrants are referred to in and governed by subparagraph (e)(iii) above) (any of the foregoing being hereinafter in this subparagraph (f) called the “Securities”), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Shares as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the holder of Class “A” Preferred Shares of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(g)         Stock Dividends and Stock Splits.  If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution payable in Common Shares on any class of shares of capital stock of the Corporation (excluding any Discounted Dividend Payment payable on the Series “A” Preferred Shares pursuant to Section 7 hereof), (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series “A” Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series “A” Preferred Shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (g) shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

(h)         Fundamental Transaction.   If the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all Common Shares, sale of all or substantially all of the Corporation’s assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (d)(i) of this Section 7 applies) (each of the foregoing being referred to herein as a “Fundamental Transaction”), in each case as a result of which Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series “A” Preferred Share that is not converted into the right to receive stock, securities or other property in connection with such Fundamental Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Fundamental Transaction by a holder of that number of Common Shares into which one Series “A” Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Corporation consolidated into or which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of the election, if any, as to the kind or amount of stock, securities and other property (including cash or any combination thereof) receivable upon such Fundamental Transaction (provided that if the kind or amount of stock, securities and other property (including cash or any combination thereof) receivable upon such Fundamental Transaction is not the same for each Common Share of the Corporation held immediately prior to such Fundamental Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this subparagraph (g) the kind and amount of stock, securities and other property (including cash or any combination thereof) receivable upon such Fundamental Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The provisions of this subparagraph (h) shall similarly apply to successive Fundamental Transactions.

(i)             Notice Requirement.  If:

(i)                       the Corporation shall declare a dividend (or any other distribution) on the Common Shares (other than in cash out of current or retained earnings); or

(ii)                    the Corporation shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

(iii)                 there shall be any reclassification of the Common Shares (other than an event to which subparagraph (d) (ii) of this Section 7 applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self tender offer by the Corporation for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Corporation as an entirety and for which approval of any stockholders of the Corporation is required; or

(iv)                there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of the Series “A” Preferred Shares at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 7.

(j)             Notification of Transfer Agent.  Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the holders of each Series “A” Preferred Share at such holder’s last address as shown on the stock records of the Corporation.

(k)          Timing of Adjustment.  In any case in which paragraph (d) of this Section 7 provides that an adjustment shall become effective on the day next following the record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any Series “A” Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 7.

(l)             Exceptions to Adjustment.  There shall be no adjustment of the Conversion Price in case of the issuance of any shares of capital stock of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 7. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 7, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(m)       Board Discretion.  If the Corporation shall take any action affecting the Common Shares, other than action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the Series “A” Preferred Shares, the Conversion Price for the Series “A” Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(n)         Adjustment to Share Reservation.  The Corporation covenants that it will reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of the Series “A” Preferred Shares, that number of Common Shares required by any such increase in the Conversion Price. For purposes of this paragraph (n), such number of Common Shares shall be computed as if at the time of computation all such Series “A” Preferred Shares were held by a single holder. The Corporation further covenants that any Common Shares issued upon conversion of the Series “A” Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Series “A” Preferred Shares, the Corporation shall take any corporate action that, in the opinion of its counsel, may be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price. The Corporation shall use its commercially reasonable best efforts to list the Common Shares required to be delivered upon conversion of the Series “A” Preferred Shares or payable as a dividend on the Series “A” Preferred Shares, prior to such delivery, upon each national securities exchange or automated quotation market, if any, upon which the outstanding Common Shares are listed or quoted at the time of such delivery.  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of, or the payment of a dividend on, the Series “A” Preferred Shares, the Corporation shall use its commercially reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof, by any governmental authority.

(o)         Transfer Taxes.  The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series “A” Preferred Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any Common Shares or other securities or property in a name other than that of the holder of the Series “A” Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 8. Mandatory Conversion at Option of the Corporation.

(a)          Forced Conversion.  On and after the “Mandatory Conversion Date” (as defined below) the Corporation shall have the option to cause the conversion of the Series “A” Preferred Shares, in whole or from time to time in part, into Common Shares. Any such conversion shall be subject to and effected in accordance with the provisions of Section 7 hereof (excluding Section 7(b)(iii)), to the extent applicable. “Mandatory Conversion Date” shall mean the last day of any period of twenty (20) consecutive Trading Days ending on or after the date the underlying shares are registered for resale with the Securities and Exchange Commission, in which the volume weighted average of the daily

Current Market Price per Common Share equals or exceeds 200% of the Conversion Price (as adjusted appropriately for stock splits, stock dividends and the similar events described in Section 7(g)). Any such determination shall be made by the Corporation and shall be evidenced by an officer’s certificate setting forth the data supporting such determination, which certificate shall be conclusive evidence of such determination absent manifest error and filed with the Transfer Agent. If the Corporation exercises its right to cause the conversion of Series “A” Preferred Shares in whole or from time to time in part, it shall furnish notice thereof to the Transfer Agent and shall mail such notice to the holders of each outstanding Series “A” Preferred Share being converted at such holder’s last address as shown on the stock records of the Corporation, together with a determination as to the number of Series “A” Preferred Shares to be converted and the Conversion Price with respect thereto; provided that to the extent the Corporation elects to cause less than all outstanding shares of Series “A” Preferred Shares to convert pursuant to this Section, the Corporation shall require holders to convert ratably based on their then-current holdings of the Series “A” Preferred Shares.

(b)         Termination of Dividend Rights.  Notwithstanding anything to the contrary herein, the right of any Series “A” Preferred Shareholder to exercise any right of conversion pursuant to Section 7 hereof shall terminate upon the exercise by the Corporation of its conversion right in respect of such shares pursuant to Section 8(a). Notice of conversion having been mailed as aforesaid, from and after the date of such notice (unless the Corporation shall fail to convert the Series “A” Preferred Shares in accordance with this Section 8), (i) except as expressly provided in Section 7 hereof, dividends on the Series “A” Preferred Shares so called for conversion shall cease to accrue, (ii) all rights of the holders of Series “A” Preferred Shares shall cease (except the right to receive the Common Shares issuable upon conversion and any dividends on the Series “A” Preferred Shares as provided in Section 7 hereof (excluding Section 7(b) (iii)) and (iii) such Series “A” Preferred Shares shall no longer be deemed to be outstanding.

Section 9. Mandatory Redemption.

(a)          Holder Redemption Events.  A “Redemption Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)                       the “Maturity Date” of the Series “A” Preferred Shares having occurred, being five years from the Issue Date;

(ii)                    the failure of the Registration Statement to be declared effective by the Securities and Exchange Commission on or prior to the 180th day after the Issue Date; provided, that if the Corporation has responded to all Commission comment letters on such registration statement within 10 days of receipt, then no Triggering Event shall be deemed to have occurred;

(iii)                 the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Share to issue to such Holder upon a conversion hereunder;

(iv)                the Corporation provides written notice (or otherwise indicates) to any holder of Series “A” Preferred Shares, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, Common Shares to any holder of Series “A” Preferred Shares upon conversion in accordance with the terms of this Certificate of Designation;

(v)                   the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(vi)                bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within seventy-five (75) days of their initiation;

(vii)             the Corporation shall redeem more than a de minimis number of Junior Shares;

(viii)          a Change of Control Transaction; or

(ix)                  the Common Shares shall fail to be listed or quoted for trading on a Trading Market for more than five (5) Trading Days, which need not be consecutive Trading Days.

(b)         Redemption Notice.  Upon the occurrence of any such Redemption Event other than clause 9(a)(i) (i.e., upon Maturity Date, in which case clause 9(c) shall apply), each holder of shares of Series “A” Preferred Shares shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a “Redemption Notice”) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series “A” Preferred Shares held by such holder for an amount per share equal to the Redemption Amount (as defined in subsection 9(d) below) in effect at the time of the redemption hereunder.  For the avoidance of doubt, the occurrence of any event described in clauses (iii), (iv), (vii), and (viii) above shall immediately constitute a Redemption Event and there shall be no cure period.  Upon the Corporation’s receipt of any Redemption Notice hereunder (other than during the five trading day period following the Corporation’s delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation’s initial receipt of a Redemption Notice from a holder of Series “A” Preferred Shares), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a “Redemption Announcement”) to all holders of Series “A” Preferred Shares stating the date upon which the Corporation received such Redemption Notice and the amount of Series “A” Preferred Shares covered thereby.  The Corporation shall not redeem any shares Series “A” Preferred Shares during the five trading day period following the delivery of a required Redemption Announcement hereunder.  At any time and from time to time during such five trading day period, each holder of Series “A” Preferred Shares may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series “A” Preferred Shares covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

(c)          Mandatory Redemption. On the Maturity Date, the Corporation shall redeem all outstanding shares of Series “A” Preferred Shares, to the extent it has funds legally available therefore, at the redemption price of 120% of the Liquidation Preference thereof, plus an amount equal to the dividends unpaid thereon, if any, whether or not declared, to the redemption date.

(d)         Redemption Amount.  The “Redemption Amount” with respect to a share of Series “A” Preferred Shares (other than upon the Maturity Date) means an amount equal to the greater of:

	(i)	V	x	M	=	Redemption Amount
C P

Or:	(ii)	V	x	R	=	Redemption Amount

where:

“V” means the Liquidated Preference plus all accrued but unpaid dividends thereon through the date of payment of the Redemption Amount;

“CP” means the Conversion Price in effect as of the date of the Redemption Notice;

“M” means the highest VWAP of Common Shares during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount; and

“R” means 120%

(e)          Redemption Defaults.  If the Corporation fails to pay any holder the Redemption Amount with respect to any share of  Series “A” Preferred Shares within five business days after its receipt of a Redemption Notice, then the holder of Series “A” Preferred Shares entitled to redemption shall be entitled to interest on the price payable upon Redemption at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law from the date on which the

Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder.  In the event the Corporation is not able to redeem all of the shares of Series “A” Preferred Shares subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series “A” Preferred Shares from each holder pro rata, based on the total number of shares of Series “A” Preferred Shares outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series “A” Preferred Shares outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

Section 10. Permissible Distributions. In determining whether a distribution (other than upon liquidation, dissolution or winding up), whether by dividend, or upon redemption or other acquisition of shares or otherwise, is permitted under Delaware law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of any class or series of capital stock whose preferential rights upon dissolution are superior or prior to those receiving the distribution shall not be added to the Corporation’s total liabilities.

Section 11. Ranking. All other class or series of shares of capital stock of the Corporation shall be deemed to rank junior to the Series “A” Preferred Shares, as to the payment of dividends and on the distribution of assets upon liquidation, dissolution or winding up, as the case may be.  The Series “A” Preferred Shares shall rank in preference and priority to the holders of shares of such stock or series, and such stock or series shall not in either case rank prior to the Series “A” Preferred Shares.

Section 12. Voting. The holders of Series “A” Preferred Shares shall have the following voting rights:

(a)          Subject to the provision for adjustment hereinafter set forth, each Series “A” Preferred Share shall entitle the holder thereof to one vote on an “as-converted” basis assuming conversion of the Series “A” Preferred Shares into Common Stock on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Issue  Date (i) declare any dividend on outstanding shares of Common Share payable in Common Shares, (ii) subdivide outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series “A” Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of Common Shares outstanding immediately after such event and the denominator of which shall be the number of Common Shares that were outstanding immediately prior to such event.

(b)         Except as otherwise provided herein or by law, the holders of Series “A” Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, with the holders of the Series “A” Preferred Shares voting on an “as-converted” basis assuming conversion of the Series “A” Preferred Shares into Common Stock.

(c)          The holders of Series “A” Preferred Shares, voting separately as a class, shall have the right to elect two Directors.   The number of Directors shall not be increased or decreased beyond seven except as approved by a vote of the holders of Series “A” Preferred Stock as herein provided.

(d)         So long as any shares of Series “A” Preferred Share are outstanding, the Corporation shall not, without the affirmative vote of the holders of the  Series “A” Preferred Share then outstanding:

(i)                       increase or decrease the authorized number of shares of common or preferred stock of the Corporation;

(ii)                    alter or change the rights, preferences or privileges of the Series “A” Preferred Shares, or increase the authorized number of shares of Series “A” Preferred Shares;

(iii)                 alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series “A” Preferred Shares;

(iv)                create or issue any securities senior to or Pari Passu to the Series “A” Preferred Shares;

(v)                   create (by reclassification or otherwise) any new class or series of shares of the Corporation;

(vi)                redeem any shares of common stock or preferred stock (other than pursuant to stock incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services);

(vii)             enter into any transaction which results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Corporation are to be sold;

(viii)          amend or waive any provision of the Corporation’s constating documents (Certificate of Incorporation, Articles, or Bylaws);

(ix)                  increase or decrease the authorized size of the Corporation’s board of directors;

(x)                     redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Shares. Notwithstanding the foregoing, the Corporation shall, without the prior approval of the holders of the Series “A” Preferred Shares, be entitled to repurchase Junior Shares from employees of the Corporation in connection with employee compensation plans approved by the Corporation’s Board of Directors;;

(xi)                  take any action that results in borrowing in excess of the amount raised by the Corporation from the issuance of the Series “A” Preferred Shares without consent of the holders of the Series “A” Preferred Shares, which consent shall not be unreasonably withheld;

(xii)               increase the par value of the Common Shares;

(xiii)            take any action that results in the creation of any lien or encumbrance on the assets of the Corporation (other than in favor of the holders of Series “A” Preferred Shares);

(xiv)           change the Corporation’s principal line of business;

(xv)              acquire directly or indirectly any other business or material assets, or

(xvi)           sublicense or transfer any intellectual property of the Corporation without consent of the holder of the Series “A” Preferred Shares, which consent shall not be unreasonably withheld.

(e)          To the extent that the vote of the holders of the Series “A” Preferred Shares, voting separately as a class or series, as applicable, is permitted or required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series “A” Preferred Shares represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class or series.

(f)            If in connection with any Liquidation Event, the holders of the Series “A” Preferred Shares are entitled to vote to approve such Liquidation Event as a class, then the holders of such Series “A” Preferred Shares shall agree to vote their shares in favor of the Liquidation Event, conditioned on the receipt by all holders of Series “A” Preferred Shares of their respective Liquidation Preference, in full.

(g)         Notwithstanding any other provision of this Section 12, in the event that it is determined by Nasdaq or any other securities regulator (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Section 12 violate or conflict with Rule 4351 of the National Association of Securities Dealers, Inc. (“NASD”), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Shares are then listed or traded, then the manner of voting and/or number of votes to which each share of Series “A” Preferred Share is entitled shall be modified and/or reduced to the extent required to comply with such rule.

(h)         Except as set forth herein, holders of Series “A” Preferred Shares shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 13. Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any Series “A” Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 14. No Preemptive Rights. Except as may otherwise be required by law, the Series “A” Preferred Shares shall not have any powers, preferences and relative participating, optional or other special rights, other than those specifically and expressly set forth in this Certificate of Designation and in the

Corporation’s Certificate of Incorporation, as amended. The Series “A” Preferred Shares shall have no preemptive or subscription rights.

Section 15. Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Transfer Agent with a copy to the Corporation to the attention of the Chief Executive Officer at its principal executive offices or such other address or facsimile number as the Corporation may specify for such purposes by notice to the holders of Series “A” Preferred Shares delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each holder of Series “A” Preferred Shares at the facsimile telephone number or address of such holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the holder of Series “A” Preferred Shares. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)         No Pre-emptive Rights.  The holders of the Class “A” Preferred Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, bonds, debentures or other securities of the Corporation now or in the future.

(c)          Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series “A” Preferred Share at the time, place, and rate, and in the coin or currency, herein prescribed.

(d)         Lost or Mutilated Series “A” Preferred Share Certificate. If a holder’s Series “A” Preferred Share certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series “A” Preferred Share so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(e)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(f)            Waiver. Any waiver by the Corporation or the holder of Series “A” Preferred Shares of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the holder of Series “A” Preferred Shares to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(g)         Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(h)         Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)             Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Platinum Research Organization, Inc. caused this certificate to be signed by its Chief Executive Officer this 12th day of April, 2007.

PLATINUM RESEARCH ORGANIZATION, INC.

Per:	/s/ Cecilia Pineda
Cecelia Pineda
Chief Executive Officer

ANNEX A

NOTICE OF ELECTION TO CONVERT

(To be Executed by the Registered Holder in order to Convert Shares of Series “A” Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series “A” Convertible Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of Platinum Research Organization, Inc. (the “Corporation”), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

HOLDER:

By:

Name:

Title: